UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2019

New Fortress Energy LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38790	83-1482060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. 19th Street, 8th Floor New York, NY 10011
(Address of Principal Executive Offices) (Zip Code)

(516) 268-7400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Class A shares, representing limited liability company interests	“NFE”	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 2, 2019, New Fortress Intermediate LLC, NFE Atlantic Holdings LLC (the “Borrower”), the subsidiary guarantors from time to time party thereto, the several lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, entered into the Third Amendment (the “Amendment”) to the Credit Agreement dated as of August 15, 2018 (as amended and restated as of December 31, 2018 and as amended as of February 11, 2019 and March 13, 2019, the “Existing Credit Agreement”).

The Amendment among other things, makes certain modifications to the collateral package and covenants contained in the Existing Credit Agreement in order to accommodate the issuance of the Senior Secured Bonds and Senior Unsecured Bonds, as described in Item 8.01 below.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On September 2, 2019, NFE South Power Holdings Limited (“South Power”), a wholly owned subsidiary of New Fortress Intermediate LLC, entered into a facility arranged by NCB Capital Markets (Cayman) Limited and NCB Capital Markets Limited for the issuance of up to $180,000,000 in secured and unsecured bonds (the “Senior Secured Bonds” and “Senior Unsecured Bonds”, respectively).

On September 5, 2019, South Power issued $73,316,600 and $43,683,400 in Senior Secured Bonds and Senior Unsecured Bonds, respectively. The Senior Secured Bonds will be secured by the dual-fired combined heat and power facility in Clarendon, Jamaica (the “CHP Plant”) that is currently under construction and related receivables and assets, and the proceeds will be used to fund the completion of the CHP Plant and to reimburse shareholder advances.

Upon completion of construction of the CHP Plant and the satisfaction of certain related conditions, which is currently expected in the first quarter of 2020, South Power has the ability under the facility to issue an additional $63,000,000 in Senior Secured Bonds.

The Senior Secured Bonds bear interest at an annual fixed rate of 8.25% and mature 15 years from the closing date of each tranche. No principal payments are due for the first seven years. After seven years, quarterly principal payments of approximately 1.6% of the original principal amount will be due, with a 50% balloon payment due upon maturity. Interest payments on outstanding principal balances will be due quarterly.

The Senior Unsecured Bonds will bear interest at an annual fixed rate of 11.00% and will mature 17 years from the closing date.  No principal payments will be due for the first nine years. After nine years, principal payments will be due quarterly on an escalating schedule. Interest payments on outstanding principal balances will be due quarterly.

South Power is required to comply with certain financial covenants as well as customary affirmative and negative covenants, including limitations on incurring additional indebtedness.

This Form 8-K is not an offer to buy nor a solicitation of an offer to sell any of the securities of the Company or NFE.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1
Third Amendment Agreement, dated as of September 2, 2019, to the Credit Agreement, dated as of August 15, 2018 and as amended and restated as of December 31, 2018, and as amended as of February 11, 2019 and March 13, 2019, among New Fortress Intermediate LLC, NFE Atlantic Holdings LLC, the subsidiary guarantors from time to time party thereto, lenders parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FORTRESS ENERGY LLC

By:	/s/ Christopher S. Guinta
Name:	Christopher S. Guinta
Title:	Chief Financial Officer

Date: September 6, 2019